UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2017 (March 4, 2017)

PDC Energy, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	001-37419 (Commission File Number)	95-2636730 (I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Registrant’s telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2017, the Board of Directors (the “Board”) of PDC Energy, Inc. (the “Company”) appointed Randy S. Nickerson to serve as a Class II director of the Company.  The Board has determined to not appoint Mr. Nickerson to any committees of the Board at the time of his appointment.

Mr. Nickerson has served as the Executive Vice President, Corporate Strategy of Marathon Petroleum Corporation and as the Executive Vice President and Chief Commercial Officer of the MarkWest assets of MPLX GP LLC since December 2015.  Prior to joining Marathon Petroleum Corporation, Mr. Nickerson served in various capacities of increasing responsibility for MarkWest Energy Partners, L.P. and its predecessor, including most recently as its Senior Vice President, Corporate Development and Chief Commercial Officer from 2006 until December 2015.   Mr. Nickerson has extensive experience in leading the development and operation of midstream infrastructure.

Mr. Nickerson will participate in the Company’s standard non-employee director compensation arrangements that are paid on a calendar-year basis (pro-rated for his initial period of service) pursuant to which non-employee directors receive an annual cash retainer equal to $75,000, an annual restricted stock unit grant with a value of $200,000 that vests equally over a period of three (3) years and annual retainers for committee service.  Accordingly, on March 8, 2017, the Compensation Committee of the Board approved a pro-rated annual cash retainer equal to $62,500 and the issuance of a pro-rated annual restricted stock unit grant with a targeted value of $166,667 to Mr. Nickerson.  In addition, Mr. Nickerson will also enter into the Company’s Indemnification Agreement, a form of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2015.

There is no arrangement or understanding pursuant to which Mr. Nickerson was appointed as a director. Further, Mr. Nickerson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2017

PDC Energy, Inc.

	By:	/s/ Daniel W. Amidon
Daniel W. Amidon
General Counsel and Secretary

3